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                                                                           NEWS
                                                          For Immediate Release


[QUEST SOFTWARE LOGO]


                                                Editorial contact: Nicole Makos
                                                           Quest Software, Inc.
                                                                   949.754.8536
                                                               nmakos@quest.com



                QUEST SOFTWARE, INC. TO ACQUIRE FOGLIGHT SOFTWARE

       Acquisition of E-business Availability Leader Strengthens Quest's
                Availability and Performance Management Solutions

IRVINE, Calif., November 11, 1999 - Quest Software, Inc., (Nasdaq: QSFT) today announced it has signed a definitive agreement to acquire Foglight Software, a leading provider of enterprise e-business application availability solutions, for 1.3 million shares of common stock. The Foglight acquisition significantly enhances and broadens Quest's existing solutions and provides an architecture to further expand its offerings for mission-critical e-business and enterprise applications.

Foglight Software, based in Pleasanton, California, develops and markets the Real-Time Application Performance System (RAPS). RAPS is an advanced e-business and enterprise application analysis and monitoring solution designed to help IT organizations maintain high performance and provide continuous access to mission-critical enterprise business systems. RAPS monitors applications from end-to-end and is designed to ensure they are performing as required, alerting system managers to actual or potential problems, and allowing them to identify and automatically correct their causes before end users are affected.

Foglight Software has a number of prominent e-business customers, including Cisco Systems, Discover Brokerage, eBay, iVillage, Sun Microsystems, and Wells Fargo Internet Banking.


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Quest to Acquire Foglight Software 2-2-2

"We believe that Foglight Software's RAPS uniquely addresses a critical need within an organization for proactive management of today's rapidly expanding e-business and e-commerce environments," said Vincent C. Smith, chairman and chief executive officer of Quest Software. "Our acquisition of Foglight Software and their RAPS technology will expand Quest's production support suite to include a fully integrated e-business monitoring and management solution. As with all of our products, RAPS is designed to deliver immediate value to our customers."

The power of the RAPS solution lies in its ability to monitor an application's many critical components, including Web and database servers, operating systems, network infrastructure, and end-user response time experiences. By correlating the information retrieved from these various sources, RAPS is designed to provide a complete view of the application framework and can immediately pinpoint, diagnose and resolve problems that would otherwise be difficult to solve. RAPS can either automatically and proactively correct problems, or it can notify operations staff to take corrective action. Coupled with its repository of detailed historical information, RAPS is able to help analyze and solve problems even if the issues are transitory or difficult to reproduce.

"Quest Software and Foglight Software share an understanding of the key issues and requirements for ensuring availability and optimal performance from e-business and enterprise applications," said Gal Bar-or, co-founder and chief technology officer of Foglight Software. "Quest is a known leader in the application availability market. The combination of Quest's and Foglight's products will be an even more compelling offering for organizations that require 24x7 availability and high performance from their application and e-business systems."

RAPS is a Java-based solution that uses lightweight distributed software agents to collect data from all hardware and software layers affecting e-business application processing. The collected data is sent to the RAPS Server, where it is correlated and analyzed by a rules-based engine. RAPS monitors an application's operating conditions and automatically issues proactive alerts in the event of developing problems, allowing system managers to identify and correct the problems before end users are impacted. RAPS supports Windows NT and popular UNIX platforms.

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Quest to Acquire Foglight Software 3-3-3

Under the terms of the acquisition agreement, Quest will issue 1.3 million shares of its common stock (subject to adjustment and reduction for certain transaction-related and other expenses) for all outstanding Foglight shares, options and warrants. The acquisition will be accounted for as a purchase. The acquisition, which is subject to certain conditions, is expected to be completed in December 1999.

Quest Software provides application and information availability software solutions that enhance the performance and reliability of an organization's e-business, enterprise and customer applications and enable the delivery of information across the entire enterprise. Quest Software is headquartered in Irvine, CA and has locations in Atlanta, Boston, Chicago, Dallas, New York, San Francisco, Washington D.C., Germany, the United Kingdom, Canada, Israel and Australia. Visit www.quest.com for information about Quest Software products and events.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995:

This release may contain forward-looking statements based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Words such as "anticipates," "expects," "believes," "may," "will" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Quest Software include, but are not limited to, variations in the size and timing of customer orders; dependence on Oracle's technologies; vulnerability to direct competition with Oracle; strains placed on the Company as a result of past and future growth; significant increases in operating expenses in the foreseeable future; disruptions caused by acquisitions of companies and/or technologies; the exposure to risk from our international operations; unanticipated year 2000 issues; the difficulty in predicting the buying patterns of customers because of year 2000 issues; and the need to attract and retain qualified personnel.

Our recent filing on Form S-1 and forthcoming Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.